Exhibit 99.1

FLUOR CORPORATION

2020 PERFORMANCE INCENTIVE PLAN

SECTION 1. Purpose of Plan

The purpose of the Fluor Corporation 2020 Performance Incentive Plan (the “Plan”) is to provide for the grant of certain benefits under the Plan (“Awards”) that enable the Company, as defined in Section 2.2(a)(ii) hereof, to attract, retain and motivate its officers, executives, management, non-employee directors and other key personnel, to further align the interests of such persons with those of the stockholders of the Company, by providing for or increasing their proprietary interest in the Company, and to help promote a pay-for-performance linkage for such persons.

SECTION 2. Administration of the Plan

2.1 Composition of Committee. The Plan shall be administered by the Organization and Compensation Committee of the Board of Directors of the Company and/or by the Board of Directors of the Company (the “Board of Directors”) or another committee of the Board of Directors, as appointed from time to time by the Board of Directors (any such administrative body, the “Committee”). The Board of Directors shall fill vacancies on, and may remove from or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. To the extent that any permitted action taken by the Board of Directors conflicts with action taken by the Committee, the Board of Directors action shall control.

2.2 Powers of the Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan with respect to the Awards over which such Committee has authority, including, without limitation, the following:

(a)       to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; provided that, unless the Committee shall specify otherwise, for purposes of this Plan: (i) the term “fair market value” shall mean, as of any date, the closing price per share at which the Shares (as defined in Section 3.1 hereof) are traded in the regular way on the New York Stock Exchange or, if no Shares are traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares are traded on the New York Stock Exchange; and (ii) the term “Company” shall mean Fluor Corporation, a Delaware corporation, and its subsidiaries and affiliates, unless the context otherwise requires.

(b)       to determine which persons are Eligible Participants (as defined in Section 4 hereof), to which of such Eligible Participants, if any, Awards shall be granted hereunder, to make Awards under the Plan and to determine the terms of such Awards and the timing of any such Awards;

(c)       to determine the number of Shares subject to Awards and the exercise or purchase price of such Shares;

(d)       to establish and verify the extent of satisfaction of any performance goals applicable to Awards;

(e)       to determine the vesting, exercisability, transferability, and payment of Awards, including the authority to accelerate the vesting of Awards;

(f)       to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

(g)       to determine the extent to which adjustments are required pursuant to Section 13 hereof;

(h)       to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Plan, Participants (as defined in Section 4 hereof) and the Company;

(i)       to approve corrections in the documentation or administration of any Award;

(j)       to establish subplans for the grant of Awards to Participants who are foreign nationals or are employed or provide service outside the U.S., which subplans may provide for different terms and conditions applicable to Awards if necessary or desirable to recognize differences in local law or tax policy;

(k)       to address unanticipated events (including any temporary closure of the stock exchange on which the Company is listed, disruption of communications or natural catastrophe); and

(l)       to make all other determinations deemed necessary or advisable for the administration of the Plan.

2.3 Determinations of the Committee. All decisions, determinations and interpretations by the Committee or the Board of Directors regarding the Plan shall be final and binding on all Eligible Participants (as defined in Section 4 hereof) and Participants. The Committee or the Board of Directors, as applicable, shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

2.4 Delegation of Authority. Notwithstanding the foregoing and to the extent consistent with applicable law, the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of the Company (who may but need not be members of the Committee) or officers of the Company (who may but need not be members of the Board of Directors), and may delegate to any such Subcommittee(s) the authority to grant Awards under the Plan to Eligible Participants who are not Section 16 officers or non-employee directors of the Company, to determine all terms of such Awards, and/or to administer the Plan or any aspect of it; provided, however, that if the Subcommittee is composed of one or more officers of the Company who are not members of the Board of Directors, the resolution so authorizing such Subcommittee shall specify the total number of Shares subject to such Awards (if any) such Subcommittee may award pursuant to such delegated authority. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. Any action taken by a Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

2.5 Execution of Document and Provision of Assistance. The Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Committee in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. In addition, the Committee may designate other Company employees to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

2.6 Uniformity Not Required. The terms and conditions that apply to Awards (including but not limited to the forms of award agreements) need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

SECTION 3. Stock Subject to Plan

3.1 Number of Shares.

(a) As of the Effective Date (as defined below), subject to adjustment as provided in Section 3.1(b) and Section 13, a total of 9,400,000 shares of the Company’s common stock, $0.01 par value (“Shares”) shall be authorized for Awards granted under the Plan, less one (1) Share for every one (1) Share that was subject to an Option or Stock Appreciation Right granted after October 1, 2020 and prior to the Effective Date under the Company’s 2017 Performance Incentive Plan (the “2017 Plan”) and 3.0 Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after October 1, 2020 and prior to the Effective Date under the 2017 Plan. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 3.0 Shares for every one (1) Share granted. After the Effective Date, no awards may be granted under the Company’s 2000 Executive Performance Incentive Plan, the Company’s 2000 Restricted Stock Plan for Non-Employee Directors, the Company’s 2001 Key Employee Performance Incentive Plan, the Company’s 2003 Executive Performance Incentive Plan, the Amended & Restated 2008 Executive Performance Incentive Plan, the Company’s 2014 Restricted Stock Plan for Non-Employee Directors and the 2017 Plan (collectively, the “Prior Plans”).

(b) If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after October 1, 2020 any Shares subject to an award under any Prior Plan are forfeited, or an award under any Prior Plan expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award under any Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan, in accordance with Section 3.1(c) below. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after October 1, 2020, an award other than an option or stock appreciation right under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(c) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or after October 1, 2020, an option under any Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or after October 1, 2020, options or stock appreciation rights under any Prior Plan, (iii) Shares subject to a Stock Appreciation Right or after October 1, 2020, a stock appreciation right under any Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or after October 1, 2020, options under any Prior Plan.

(c) Any Shares that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under any Prior Plan, and (ii) as 3.0 Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under any Prior Plan.

3.2 Specified Limits. The aggregate number of Shares that may be issued pursuant to the exercise of ISOs (as defined below) granted under this Plan shall not exceed 9,400,000, which number shall be calculated and adjusted pursuant to Section 13 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.3 Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to an Eligible Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any subsidiary, or with which the Company or any subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees or directors of such acquired or combined company before such acquisition or combination. For purposes of this Section 3.3. “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines.

3.4 Awards to Non-Employee Directors. Subject to adjustment pursuant to the provisions of Section 13 hereof, the aggregate grant date fair value of Shares subject to Awards granted under this Plan, together with any cash compensation earned and paid or payable, for services rendered during any calendar year to any one Eligible Director shall not exceed $600,000; provided, however, that in the calendar year in which an Eligible Director first joins the Board or is first designated as Chairman of the Board or Lead Director, such maximum dollar value may be up to one hundred and fifty percent (150%) of the dollar value set forth in the foregoing limit. The limitation described in this Section shall be determined without regard to amounts paid to an Eligible Director during any period in which such individual was an employee or consultant (other than grants of awards paid for service in their capacity as an Eligible Director), and any severance and other payments paid to an Eligible Director for such director’s prior or current service to the Company or any Subsidiary other than serving as a director shall not be taken into account in applying the limit provided above. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.

SECTION 4. Persons Eligible Under Plan

Any person who is (i) an employee of the Company, (ii) a prospective employee of the Company, (iii) a director of the Company who is not an employee of the Company or any of its subsidiaries (an “Eligible Director”), (iv) a consultant to the Company, or (v) an advisor of the Company (each, an “Eligible Participant”) shall be eligible to be considered for the grant of Awards. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Board of Directors. A “Participant” is any Eligible Participant to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 11.1.

SECTION 5. Plan Awards

5.1 Award Types. The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of arrangements with Eligible Participants and to confer Awards. The following types of Awards are authorized under the Plan if granted according to the terms and conditions of the Plan: Stock Option (including incentive stock options), Stock Appreciation Right, Restricted Stock, Incentive and Stock Unit. These authorized types of Awards are defined as follows:

Stock Option Award: A Stock Option is a right granted under Section 6 of this Plan to purchase a specified number of Shares at a specified exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the “Option Agreement”). Stock Options intended to qualify as incentive stock options (“ISOs”) pursuant to Code Section 422 and Stock Options that are not intended to qualify as ISOs (“Non-Qualified Stock Options” or “NQSOs”) may be granted.

Stock Appreciation Right Award: A Stock Appreciation Right is a right granted pursuant to Section 7 of this Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the fair market value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the “Stock Appreciation Right Agreement”).

Restricted Stock Award: A Restricted Stock Award is an award of Shares made under Section 8 of this Plan, the grant, issuance, retention and/or vesting of which is subject to such performance and/or other conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Agreement”).

Incentive Award: An Incentive Award is a bonus opportunity awarded under Section 9 of this Plan pursuant to which a Participant may become entitled to receive an amount payable either in cash, Shares or other property based on satisfaction of such performance and/or service criteria as are specified in the document(s) evidencing the Award (the “Incentive Bonus Agreement”).

Stock Unit Award: A Stock Unit Award is an award of a right to receive the fair market value of a specified number of Shares made under Section 10 of this Plan, the grant, issuance price, retention and/or vesting of which is subject to such performance and/or other conditions as are expressed in the document(s) evidencing the Award (the “Stock Unit Agreement”).

5.2 Grants of Awards. An Award may consist of one or two or more Award types made in any combination or in the alternative.

SECTION 6. Stock Option Awards

The Committee may grant a Stock Option or provide for the grant of a Stock Option, in the discretion of the Committee or automatically upon the occurrence of specified events previously established by the Committee including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award, within the control of others or not within any person’s control.

6.1 Option Agreement. Each Option Agreement shall contain provisions regarding (a) the number of Shares which may be issued upon exercise of the Stock Option, (b) the purchase price of the Shares and the means of payment for the Shares, (c) the term of the Stock Option, (d) such terms and conditions of exercisability as may be determined by the Committee, (e) any restrictions on the transfer of the Stock Option, (f) forfeiture provisions, and (g) such further terms and conditions, consistent with the Plan as may be determined by the Committee. Option Agreements evidencing ISOs shall contain such terms and conditions as may be necessary to comply with the applicable provisions of Code Section 422.

6.2 Stock Option Price. The purchase price per Share of the Shares subject to each Stock Option granted under the Plan shall equal or exceed 100% of the fair market value of such Share on the date the Stock Option is granted, except that the Committee may specifically provide that (i) to the extent consistent with Section 409A of the Code, “fair market value”, solely for purposes of determining the purchase price per Share for Stock Options, may be determined using an average selling or closing price of the Shares during a specified period that is within 30 days before through 30 days after the date the Stock Option is granted and (ii) the exercise price of a Stock Option may be higher or lower in the case of a Stock Option granted to employees or directors of a company acquired by the Company in assumption and substitution of options held by such employees or directors at the time such company is acquired. The assumption and substitution of options shall not result in discounted options subject to Section 409A.

6.3 Stock Option Term. The “term” of each Stock Option granted under the Plan, including any ISOs, shall be stated in the Option Agreement but may not exceed ten (10) years from the date of its grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a Stock Option (i) the exercise of the Stock Option, other than an ISO, is prohibited by applicable law or (ii) Shares may not be purchased or sold by the applicable Eligible Participant due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term shall be extended for a period of 30 days following the end of the legal prohibition, black-out period or lock-up agreement.

6.4 Stock Option Vesting. Stock Options granted under the Plan shall be exercisable at such time and in such manner prior to the expiration of the Stock Option’s term as determined in the sole discretion of the Committee and evidenced in the terms of the Option Agreement. The Committee shall have the right to make the timing of the ability to exercise any Stock Option granted under the Plan subject to such performance requirements as deemed appropriate by the Committee. At any time after the grant of a Stock Option, the Committee may, in its sole discretion, reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Stock Option.

6.5 Option Exercise.

(a) Partial Exercise. An exercisable Stock Option may be exercised in whole or in part. However, a Stock Option shall not be exercisable with respect to fractional Shares and the Committee may require, by the terms of the Option Agreement, that any partial exercise must be for a minimum number of whole Shares.

(b) Manner of Exercise. An exercisable Stock Option shall be deemed exercised (in whole or in part) only upon delivery to the Company representative designated by the Committee all of the following: (i) a notice of exercise (in such form as the Committee authorizes) specifying the number of Shares to be purchased by the Participant; (ii) payment or provision for payment of the exercise price (in compliance with Section 6.5(c) hereof) for such number of Shares; (iii) such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other Federal, state or foreign securities laws or regulations; (iv) in the event that the Stock Option shall be exercised pursuant to Section 11.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option; and (v) such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to provide for tax withholding. Unless provided otherwise by the Committee, no Participant shall have any right as a stockholder with respect to any Shares purchased pursuant to any Stock Option until the registration of Shares in the name of the Participant, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Shares are so registered.

(c) Payment of Exercise Price. To the extent authorized by the Committee, the exercise price of a Stock Option may be paid at the time established by the terms of the Option Agreement or at the time of exercise of the Stock Option in one or more of the following methods: (i) cash or certified or cashiers’ check; (ii) shares of Company capital stock that have been held by the Participant for such period of time as the Committee may specify; (iii) other property deemed acceptable by the Committee; (iv) a reduction in the number of Shares or other property otherwise issuable pursuant to such Stock Option; (v) a broker-assisted cashless exercise program established by the Company or (vi) any combination of (i) through (v).

6.6 ISO Limits. ISOs may be granted only to Eligible Participants who are employees of the Company (or of any subsidiary corporation (within the meaning of Section 424 of the Code) of the Company or any joint venture operation or joint venture partner of the Company or its subsidiaries) on the date of grant. The aggregate fair market value (determined as of the date the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company (or of any parent or subsidiary corporation (within the meaning of Section 424 of the Code) of the Company)) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code and/or applicable regulations; provided that if such limitation is exceeded, any Stock Options on Shares in excess of such limitation shall be deemed to be NQSOs. All ISOs must be granted within ten years from the date the Plan was last approved by the Company’s stockholders. In the case of an ISO granted to an Eligible Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiary, then: the exercise price per Share shall be no less than 110% of the fair market value of one Share on the date of grant; and the term of the ISO shall not exceed five years from the date the ISO is granted. ISOs shall contain such other provisions as the Committee shall deem advisable but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as incentive stock options under Section 422 of the Code.

6.7 No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 13) the exercise price of an outstanding Stock Option may not be reduced after the date of grant nor may any outstanding Stock Option with an exercise price in excess of fair market value be surrendered to the Company (via cancellation and re-grant or exchange) as consideration for cash, the grant of a new Stock Option with a lower (or no) exercise price or the grant of another Award without stockholder approval; provided, however, that in the event of a Change of Control, any outstanding Stock Option with an exercise price equal to or in excess of the value of the consideration to be paid to the holders of Shares (on a per Share basis) may be cancelled without any consideration.

SECTION 7. Stock Appreciation Right Awards

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem Stock Appreciation Rights”) or not in conjunction with other Awards (“freestanding Stock Appreciation Rights”) and may, but need not, relate to a specific Stock Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding Stock Appreciation Rights shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 6 and all tandem Stock Appreciation Rights shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable award agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 13) the exercise price of Stock Appreciation Rights may not be reduced after the date of grant nor may any outstanding Stock Appreciation Right with an exercise price in excess of fair market value be surrendered to the Company (via cancellation and re-grant or exchange) as consideration for cash, the grant of a new Stock Appreciation Right with a lower exercise price or the grant of another Award without stockholder approval; provided, however, that in the event of a Change of Control, any outstanding Stock Appreciation Right with an exercise price equal to or in excess of the value of the consideration to be paid to the holders of Shares (on a per Share basis) may be cancelled without any consideration.

SECTION 8. Restricted Stock Awards

Restricted Stock consists of an award of Shares, the grant, issuance, retention and/or vesting of which shall be subject to such performance conditions and/or to such further terms and conditions as the Committee deems appropriate.

8.1 Restricted Stock Award. Each Restricted Stock Award shall reflect, to the extent applicable (a) the number of Shares subject to such Award or a formula for determining such, (b) the time or times at which Shares shall be granted or issued and/or become retainable or vested, and the conditions or restrictions on such Shares, (c) the performance criteria and required level of achievement relative to these criteria which shall determine the number of Shares granted, issued, retainable and/or vested, (d) the measuring period for determining achievement of performance, (e) forfeiture provisions, and (f) such further terms and conditions consistent with the Plan as may be determined from time to time by the Committee.

8.2 Performance and Other Criteria. The grant, issuance, retention and/or vesting of each Restricted Stock Award may be subject to such performance and other criteria and required level of achievement relative to these criteria as the Committee shall determine, which criteria may be based on business performance, personal performance evaluations and/or completion of a specified period of service by the Participant.

8.3 Timing of Award. The Committee shall determine all specifics concerning the timing of any Restricted Stock Award.

8.4 Discretionary Adjustments. Notwithstanding satisfaction of any required period of service or performance goals, the number of Shares granted, issued, retainable and/or vested under a Restricted Stock Award based on either business performance or personal performance evaluations may be reduced or increased by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 9. Incentive Awards

Each Incentive Award will confer upon the Eligible Participant the opportunity to earn a future payment tied to a specified level of achievement with respect to performance and/or service criteria.

9.1 Incentive Award. Each Incentive Award shall contain provisions regarding, as applicable (a) the target and maximum amount payable to the Participant as an Incentive Award, (b) the performance and/or service criteria and required level of achievement, as applicable, relative to these criteria which shall determine the amount of such payment, (c) the period as to which performance shall be measured for establishing the amount of any payment, (d) the vesting of the Incentive Award, (e) restrictions on the alienation or transfer of the Incentive Award prior to actual payment, (f) forfeiture provisions, and (g) such further terms and conditions, consistent with the Plan as may be determined by the Committee. In establishing the provisions of Incentive Awards, the Committee may refer to categories of such Awards as parts of “Programs” or “Plans”, which names will not affect the applicability of this Plan.

9.2 Performance Criteria. If applicable, the Committee shall establish the performance criteria and required level of achievement relative to these criteria which shall determine the target, minimum and maximum amount payable under an Incentive Award, which criteria may be based on business performance and/or personal performance evaluations.

9.3 Timing and Form of Payment. The Committee may permit a Participant or the Company to elect for the payment of any Incentive Award to be deferred to a specified date or event in accordance with an election made pursuant to the Fluor Executive 409A Deferred Compensation Program (or any successor thereto). The Committee may specify the form of payment of Incentive Awards, which may be cash, Shares, or other property.

9.4 Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Award based on either business performance or personal performance evaluations may be reduced or increased by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 10. Stock Units

10.1 Stock Units. A “Stock Unit” is a bookkeeping entry representing an amount equivalent to the fair market value of one Share, also sometimes referred to as a “restricted unit” or “shadow stock”. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Committee.

10.2 Stock Unit Awards. Each Stock Unit Award shall reflect, to the extent applicable (a) the number of Stock Units subject to such Award or a formula for determining such number, (b) the time or times at which Stock Units shall be granted and/or become vested, and the conditions or restrictions on such Stock Units, (c) the performance and/or service criteria and required level of achievement, as applicable, relative to these criteria which shall determine the number of Stock Units granted, issued, retainable and/or vested, (d) the measuring period for determining achievement of performance, (e) forfeiture provisions, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined by the Committee.

10.3 Performance and Other Criteria. The grant, issuance, retention and or vesting of each Stock Unit may be subject to such performance and other criteria and required level of achievement relative to these criteria as the Committee shall determine, which criteria may be based on business performance, personal performance evaluations and/or completion of a specified period of service by the Participant.

10.4 Timing of Award. The Committee shall determine all specifics concerning the timing of any Stock Unit Award.

10.5 Settlement of Stock Units. The Committee may provide for Stock Units to be settled in cash and/or Shares. The Committee may permit a Participant or the Company to elect for the settlement of any Stock Unit Award to be deferred to a specified date or event in accordance with an election made pursuant to the Fluor Executive 409A Deferred Compensation Program or the Fluor Corporation 409A Deferred Directors’ Fees Program (or any successor thereto), as applicable. The amount of cash or Shares, to be distributed may, if the Stock Unit Agreement provides, be increased by an interest factor or by dividend equivalents, as the case may be, which may be valued as if reinvested in Shares. Until a Stock Unit is settled, the number of Shares represented by a Stock Unit shall be subject to adjustment pursuant to Section 13.

10.6 Discretionary Adjustments. Notwithstanding satisfaction of any required period of service or performance goals, the number of Stock Units granted, issued, retainable and/or vested under a Stock Unit Award due to business performance or personal performance evaluations may be reduced or increased by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 11. Other Provisions Applicable to Awards

11.1 Transferability. Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that it is transferable as provided hereunder, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution, prior to the vesting or lapse of any and all restrictions applicable to an Award or any Shares issued under an Award. During a Participant’s lifetime, Stock Options and Stock Appreciation Rights may only be exercised by the Participant.

The Committee may in its sole discretion grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Participant’s “immediate family”, as such term is defined under Rule 16a-1(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to a trust for the benefit solely of a member or members of the Participant’s immediate family, or to a partnership or other entity whose only owners are members of the Participant’s family, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee in its sole discretion shall determine appropriate, and the Participant shall execute an agreement agreeing to be bound by such terms.

11.2 Performance Criteria. For purposes of this Plan, the term “Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary or business segment, either individually, alternatively or in any combination, and measured over a performance period to be determined by the Committee, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based on United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee in the Award: (a) cash flow (including operating cash flow or free cash flow); (b) earnings (including gross margin, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”), earnings before taxes (“EBT”), and net earnings); (c) earnings per share; (d) stock price; (e) return on equity; (f) total stockholder return; (g) return on capital or return on invested capital (ROIC); (h) return on assets or net assets or return on assets employed (ROAE); (i) return on investment; (j) revenue; (k) income or net income; (l) operating income or net operating income; (m) operating profit or net operating profit; (n) segment profit or segment profit margin; (o) operating margin; (p) return on operating revenue; (q) market share; (r) contract awards or backlog; (s) remaining unsatisfied performance obligations; (t) overhead or other expense reduction or cost savings; (u) credit rating; (v) strategic plan development and implementation; (w) succession plan development and implementation; (x) retention of executive talent; (y) workforce diversity; (z) return on average stockholders’ equity relative to the Ten Year Treasury Yield (as hereinafter defined) or any similar, independent benchmark; (aa) safety records; (bb) corporate tax savings; (cc) corporate cost of capital reduction; (dd) capital resource management plan development and implementation; (ee) internal financial controls plan development and implementation; (ff) investor relations program development and implementation; (gg) corporate relations program development and implementation; (hh) executive performance plan development and implementation; (ii) tax provision rate for financial statement purposes; (jj) cash flow return on investment (CFROI); (kk) warranted equity value (WEV); (ll) project gross margin (PGM) in earnings and in contract awards; (mm) project gross margin percentage in earnings and contract awards; (nn) project working capital; (oo) cost of cash; (pp) overhead leverage; (qq) ratio of earnings to fixed charges; (rr) debt as a percentage of total capitalization; and (ss) any other criteria as may be determined by the Committee.

To the extent provided for by the Committee at the time an Award is granted or otherwise as later determined by the Committee, the Committee may adjust any evaluation of performance under a Performance Criteria to account for any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) any infrequently occurring or other unusual items, either under applicable accounting provisions or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; and (f) any other events as the Committee shall deem appropriate.

The term “Ten Year Treasury Yield” shall mean, for any fiscal period, the daily average percent per annum yield for U.S. Government Securities—10 year Treasury constant maturities, as published in the Federal Reserve statistical release or any equivalent publication.

11.3 Dividends. The Committee shall specify whether dividends or dividend equivalent amounts shall be credited and/or payable to any Participant with respect to the Shares subject to an Award; provided, however, that in no event will dividends or dividend equivalents be paid in respect of Stock Options or Stock Appreciation Rights. Notwithstanding the foregoing, dividends or dividend equivalents credited/payable in connection with an Award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid until the underlying Award vests.

11.4 Voting Rights. Prior to the vesting of the Shares underlying a Restricted Stock Award, Participants who hold a Restricted Stock Award shall have the right to vote such underlying Shares as the record owners thereof, and Participants who hold Stock Units shall not have voting rights with respect to the underlying Shares.

11.5 Agreements Evidencing Awards. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent stockholder approval of the Plan. The Committee or its delegate(s), except to the extent prohibited under applicable law, may establish the terms of agreements evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s effectiveness that such agreement be executed by the Participant and that the Participant agree to such further terms and conditions as specified in the agreement. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement evidencing such Award.

11.6 Tandem Stock or Cash Rights. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a provision thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award.

SECTION 12. Deferred Payments and No Deferral of Stock Option or SAR Gains.

Subject to the terms and conditions of the Plan, the Committee may determine that all or a portion of any Award to a Participant, whether it is to be paid in cash, Shares or a combination thereof, shall be deferred or may, in its sole discretion, approve deferral elections made by Participants. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion. Notwithstanding the foregoing, deferral of Stock Option or SAR gains shall not be permitted under the Plan, and in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee.

Should any payments made in accordance with the Plan to a Specified Employee (as defined for purposes of Section 409A of the Code) be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Code and are payable in connection with a Participant’s separation from service, that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant’s date of separation from service, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, will be paid in a lump sum on the earlier of the date that is six (6) months after the Participant’s date of separation from service or the date of the Participant’s death. For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.

SECTION 13. Changes in Capital Structure

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, the Committee shall make appropriate and proportionate adjustments in (i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to outstanding Awards under this Plan and the exercise or settlement price of such Awards, as well as the limits with respect to Awards set forth in Section 3.2 and Section 3.4 of the Plan; provided, however, that any such adjustment shall be made in such a manner that will not affect the status of any Award intended to qualify (A) as an ISO under Code Section 422, or (B) as exempt from coverage under Code Section 409A, and (ii) the maximum number and type of shares or other securities that may be issued pursuant to such Awards thereafter granted under this Plan.

SECTION 14. Change of Control

14.1 Effect of Change of Control. The Committee may through the terms of the Award or otherwise provide that any or all of the following shall occur, either immediately upon the Change of Control, or upon termination of the Eligible Participant's employment or service within twenty-four (24) months following a Change of Control: (a) in the case of an Option, the Participant shall be able to exercise any portion of the Option not previously exercisable; (b) in the case of an Incentive Award payable in cash, the Participant shall have the right to receive a payment equal to the target amount payable or a payment based on performance (or amounts accrued) through a date determined by the Committee prior to the Change of Control; and (c) in the case of Shares issued in payment of any Incentive Award, and/or in the case of Restricted Stock or Stock Units, any conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall lapse and expire. If, in connection with a Change of Control, no provision is made for the exercise, payment or lapse of conditions or restrictions on the Award, or other procedure whereby the Participant may realize the full benefit of the Award, the Committee may, through the terms of the Award or otherwise, provide for a conditional exercise, payment or lapse of conditions or restrictions on an Award, which shall only be effective if such Change of Control is consummated. Notwithstanding anything herein to the contrary, in no event shall any accelerated vesting of an Award in connection with a Change of Control be effective unless the Change of Control is consummated.

14.2 Definitions. Unless the Committee or the Board shall provide otherwise, "Change of Control" shall mean an occurrence of any of the following events: (a) a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company; (b) the persons who were directors of the Company on the effective date of this Plan (the “Incumbent Directors”) shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company, provided that any person becoming a director of the Company subsequent to the effective date of this Plan shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board of Directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of the Company, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; (c) the consummation of a transaction pursuant to which the Company will have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by stockholders of the Company immediately prior to such merger or consolidation; (d) the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than a majority of the combined voting power of the voting securities of the acquirer, or parent of the acquirer, of such assets; or (e) approval by the stockholders of the Company of the liquidation or dissolution of the Company.

SECTION 15. Compensation Recoupment Policy

Subject to the terms and conditions of the Plan, the Committee may provide that any Participant and/or any Award, including any Shares subject to an Award, is subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

Further, this provision also applies to any policy adopted by any exchange on which the securities of the Company are listed pursuant to Section 10D of the Securities Exchange Act of 1934. To the extent any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

SECTION 16. Taxes

16.1 Withholding Requirements. The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by the Eligible Participant or Participant, as appropriate, for any taxes required as a result of any Awards granted under this Plan, and a Participant’s rights in any Award are subject to satisfaction of such requirements.

16.2 Payment of Withholding Taxes. Notwithstanding the terms of Section 16.1 hereof, the Committee may provide in the agreement evidencing an Award or otherwise that all or any portion of the required withholding for taxes by the Company or, if permitted by the Committee, desired to be withheld by the Participant, in connection with the exercise of a Stock Option or Stock Appreciation Right or the exercise, vesting, settlement or transfer of any other Award shall be paid or, at the election of the Participant, may be paid by the Company with cash or shares of the Company’s capital stock otherwise issuable or subject to such Award, or by the Participant delivering previously owned shares of the Company’s capital stock, in each case having a fair market value equal to the minimum amount required to be withheld. Any such elections are subject to such conditions or procedures as may be established by the Committee and are subject to Committee approval.

SECTION 17. Effective Date, Amendments and Termination

17.1 Effectiveness and Expiration of Plan. The Plan was adopted by the Board on February 6, 2020 and will become effective when it is approved by the Company’s stockholders (the “Effective Date”). No Stock Option Award, Stock Appreciation Right Award, Restricted Stock Award, Incentive Award or Stock Unit Award shall be granted pursuant to the Plan more than ten (10) years after the Effective Date; provided, however, no Option intended to qualify as an incentive stock option under Section 422 of the Code shall be granted pursuant to the Plan after February 6, 2030.

17.2 Amendment and Termination. The Board of Directors may amend, alter or discontinue the Plan or any agreement evidencing an Award made under the Plan, but any such amendment shall be subject to approval of the stockholders of the Company to the extent required by law or by any applicable listing standard of the New York Stock Exchange or other securities exchange or stock market where the Company has listed the Shares. In addition, unless approved by a majority of the stockholders of the Company present in person or by proxy and actually voting, no such amendment shall be made that would:

(a)       materially increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 13 (“Changes in Capital Structure”);

(b)       reduce the price at which Stock Options or Stock Appreciation Rights may be granted, as described in Section 6.2;

(c)       reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, as described in Section 6.7 and Section 7;

(d)       extend the term of the Plan; or

(e)       change the class of persons eligible to be Participants.

After the date of a Change of Control, no amendment to the Plan or any agreement evidencing an Award made under the Plan shall be effected that impairs the rights of any Award holder, without such holder’s consent, under any Award granted prior to the date of the Change of Control.

SECTION 18. Compliance with Other Laws and Regulations

The Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable Federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any Federal, state or foreign law or any ruling or regulation of any government body which the Committee shall, in its sole discretion, determine to be necessary or advisable. This Plan is intended to constitute an unfunded arrangement for a select group of management or other key personnel.

No Stock Option or Stock Appreciation Right shall be exercisable unless a registration statement with respect to the Stock Option or Stock Appreciation Right has been made and is in effect or the Company has determined that such registration is unnecessary. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment.

SECTION 19. Award Grants by Subsidiaries

In the case of a grant of an Award to any Participant employed by or providing service to a subsidiary or affiliate, such grant may, if the Committee so directs, be implemented by the Company issuing any subject Shares to the subsidiary or affiliate, for such lawful consideration as the Committee may determine, upon the condition or understanding that the subsidiary or affiliate will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the subsidiary or affiliate and shall be deemed granted on such date as the Committee shall determine.

SECTION 20. Miscellaneous

20.1 Rights as Stockholder. Except as otherwise provided herein, a Participant shall have no rights as a holder of Shares with respect to Awards hereunder, unless and until the Participant becomes registered as a holder of Shares on the records of the Company and/or any transfer agent or other administrator designated by the Company from time to time.

20.2 No Right to Company Employment or Service. Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ or service of the Company or interfere in any way with the right of the Company to terminate an individual’s employment or service at any time. The Award agreements may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence by the Participant receiving the Award.

20.3 Funding of Plan. The Plan is intended to be an unfunded plan. The Company shall not be required to establish or fund any special or separate account or to make any other segregation of assets to assure the payment of any Award under the Plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

20.4 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

20.5 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, any feminine term used herein shall include the masculine, and the plural shall include the singular and the singular shall include the plural.

20.6 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.7 Rules of Construction. Whenever any provision of the Plan refers to any law, rule, or regulation, such provision shall be deemed to refer to the law, rule, or regulation currently in effect and, when and if such law, rule, or regulation is subsequently amended or replaced, to the amended or successor law, rule, or regulation. The term “including” shall be deemed to include the words “including without limitation.”

20.8 No Liability of the Company. The Company and any subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of shares of common stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of common stock hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

20.9 Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

20.10 Governing Law. This Plan and any agreements hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable Federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

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